Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Fidelity Covington Trust: Fidelity Real Estate High Income Fund II, of our report dated February 24, 2003 on the financial statements and financial highlights included in the December 31, 2002 Annual Report to Shareholders of Fidelity Real Estate High Income Fund II.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2003